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                                                                    Exhibit 12.1

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE SHARE DIVIDENDS

                                                                                       FOR THE YEAR ENDED DECEMBER 31,
                                                                             2003        2002        2001       2000        1999
                                                                            -------     -------     -------    -------    -------
Earnings                                                                    623,448     376,998     165,784    127,228    104,241
Add back income taxes                                                           (18)       (115)     14,262      4,648     (1,525)
Add back fixed charges - interest on Bank Facility                           18,252      13,069       7,249     17,167      9,934
                       - interest on Trust Preferred                          7,470       7,605       7,484      7,582      8,288
                       - other interest expense                               --         349         349        349        349
                                                                            -------     -------     -------    -------    -------
     Earnings before income taxes and fixed charges                         649,152     397,906     195,128    156,974    121,287
                                                                            =======     =======     =======    =======    =======

Fixed Charges

     Interest Expense - Bank Facility                                        18,252      13,069       7,249     17,167      9,934
     Interest Expense - Trust Preferreds                                      7,470       7,605       7,484      7,582      8,288
     Interest Expense - other (on Rent)                                         483         483         346        349        349
                                                                            -------     -------     -------    -------    -------
          Total Interest                                                     26,205      21,157      15,079     25,098     18,571
     Preference Share Dividends                                              18,801      12,184       1,418         --         --
                                                                            -------     -------     -------    -------    -------
         Total Fixed Charges                                                 45,006      33,341      16,497     25,098     18,571
                                                                            =======     =======     =======    =======    =======

Ratio of Earnings to Fixed Charges                                            24.77       18.81       12.94       6.25       6.53

Ratio of Earnings to Combined Fixed                                         -------     -------     -------    -------    -------
     Charges and Preference Share Dividends                                   14.42       11.93       11.83       6.25       6.53
                                                                            -------     -------     -------    -------    -------
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